LightPath Technologies Reports 61% Revenue Increase With Fiscal 2016 First Quarter Financial Results

Continued Momentum for Global Sales of Specialty and Infrared Products

ORLANDO, FL -- (Marketwired - November 05, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2016 first quarter ended September 30, 2015.

First Quarter Fiscal 2016 Highlights:

  Revenue for the first quarter of fiscal 2016 increased 61% to approximately $4.2 million compared to approximately $2.6 million for the first quarter of fiscal 2015.
  Revenues from sales of infrared products increased by more than 146% in the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015.
  Gross margin was 54% in the first quarter of fiscal 2016 compared to 38% in the first quarter of fiscal 2015.
  Operating income for the first quarter of fiscal 2016 was approximately $663,000, compared to an operating loss of approximately ($511,000) for the first quarter of fiscal 2015.
  EBITDA was approximately $1.04 million for the first quarter of fiscal 2016 compared to a negative EBITDA of approximately ($434,000) in the first quarter of the previous fiscal year. Adjusted EBITDA, which excludes the change in the fair value of our warrant liability, was approximately $669,000 for the first quarter of fiscal 2016 compared to a negative EBITDA of approximately ($380,000) for the first quarter of fiscal 2015.
  12-month backlog decreased to approximately $5.1 million at September 30, 2015, compared to approximately $6.5 million as of June 30, 2015.

A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Measures."

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to report excellent results for the first quarter of fiscal 2016, which is the fourth consecutive quarter of strong financial performance and improvement in our financial fundamentals. We continued to see impressive revenue growth of our infrared products and specialty products. After a prolonged period of a continuing sluggish economy in China, we began to see the demand for our traditional precision molded optics (PMO) increase during the first quarter of fiscal 2016. Our high volume precision molded optics, or HVPMO product group, benefited from the recovery in the industrial tools market in China and the strength of the telecommunications sector, which is continuing to have strong design, quote, and order activity. Our low volume precision molded lenses, or LVPMO product group, also showed strength with applications in medical instruments and fiber delivery systems."

"The decline in our backlog resulted from a softer order intake during the first quarter of fiscal 2016 due to a delay in certain requirement changes for some larger projects we quoted within our specialty products group. However, quote activity remained strong during the first quarter of fiscal 2016. During the quarter, we provided product quotes totaling approximately $3.4 million that remain open and that we expect to close by the end of December 2015. As of November 4, 2015, our 12-month backlog was approximately $6.5 million, which is a result of customers placing orders for several of these larger projects and an indication of our belief that strong quote activity will result in our back-log growing during the remainder of fiscal 2016."

"Along with strong revenue, quoting and booking trends, gross margins improved as a result of solid operational performance in our Zhenjiang factory, a favorable product mix, and improved overhead leverage as the infrared production volume continues to grow. We have diversified our business by developing new applications for our products in markets, such as digital imaging and laser tools, which are bolstered by our more traditional applications in telecommunications, digital projectors, industrial equipment, weapon sights, and medical instruments. We expect to show increases in revenue in our HVPMO, LVPMO and infrared product groups during fiscal 2016 as a result of this diversification."

Financial Results for Three Months Ended September 30, 2015

Revenue for the first quarter of fiscal 2016 totaled approximately $4.2 million, which was an increase of approximately $1.6 million, or 61%, as compared to the same period of the prior fiscal year. The increase from the first quarter of the prior fiscal year is attributable to a 103% increase in sales of specialty products, a 146% increase in sales of infrared products, and a 39% increase in sales of precision molded optics.

Our gross margin as a percentage of revenue in the first quarter of fiscal 2016 was 54%, compared to 38% in the first quarter of fiscal 2015. Gross margin improvement is attributed to a favorable product mix resulting in higher prices, leverage of the increase in production volume against manufacturing overhead costs, and the full benefit of our consolidated manufacturing operations in our wholly-owned subsidiary's Zhenjiang, China facility. Total cost of sales of approximately $1.9 million increased by approximately $313,000 in the first quarter of fiscal 2016 compared to the same period of the prior fiscal year. The increase was primarily due to direct costs attributable to the increased revenues.

During the first quarter of fiscal 2016, total costs and expenses increased by approximately $101,000 compared to the same period of the prior fiscal year. The increase was due to an approximately $180,000 increase in wages to accrue for fiscal 2016 management bonuses given the strong financial performance during the first quarter of fiscal 2016, offset by an approximately $14,000 decrease in legal expenses, an approximately $25,000 decrease in costs for materials and an approximately $31,000 decrease in travel expenses. Total operating income for the first quarter of fiscal 2016 was approximately $663,000, compared to an operating loss of approximately ($511,000) for the same period in fiscal 2015.

In the first quarter of fiscal 2016, we recognized non-cash income of approximately $368,000 related to the change in the fair value of warrants issued in connection with our June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our common stock for the period being reported. The market value per share of our common stock decreased by 15% during the first quarter of fiscal 2016, which aided in the recognition of non-cash income as compared to non-cash expense recorded for the same period in fiscal 2015 when the market value per share of our common stock increased by 8%. In the first quarter of fiscal 2015, we recognized a non-cash expense of approximately $54,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the first quarter of fiscal 2016 was approximately $843,000, which includes non-cash income of approximately $368,000 for the change in the fair value of the warrant liability, or $0.06 per basic and diluted common share, compared with net loss of approximately ($579,000), which includes non-cash expense of approximately $54,000 for the change in the fair value of the warrant liability, or ($0.04) per basic and diluted common share, for the same period in fiscal 2015. The impact of foreign exchange losses in the fiscal first quarter of 2016 due to the recent de-valuing of the Chinese yuan, was an expense of approximately $176,000, which had a ($0.01) impact on basic and diluted earnings per share. There was no impact for foreign exchange gains or losses in the same period of the prior fiscal period. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability was $474,000 in the first quarter of fiscal 2016 as compared to a loss of ($525,000) in the same period of fiscal 2015, an improvement of $1.0 million. Weighted-average basic shares outstanding increased to 15,239,366 in the first quarter of fiscal 2016 compared to 14,312,061 in the first quarter of fiscal 2015 primarily due to shares of common stock issued pursuant to the Company's private placement in January 2015 and issuances under the employee stock purchase plan.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the first quarter of fiscal 2016 was approximately $1.0 million compared to an EBITDA loss of approximately ($434,000) in the first quarter of fiscal 2015. The difference in EBITDA between periods was principally caused by higher operating income offset by the non-cash expense from the warrant liability in the 2015 period. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $669,000 in the first quarter of fiscal 2016 as compared with negative adjusted EBITDA of approximately ($380,000) as compared to the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $2.4 million as of September 30, 2015, an increase of 43% from June 30, 2015. The current ratio as of September 30, 2015 improved to 3.34 to 1 compared to 3.10 to 1 as of June 30, 2015. Total stockholders' equity as of September 30, 2015 was approximately $8.9 million, an 11% increase from approximately $8.0 million as of June 30, 2015.

As of September 30, 2015, the Company's 12-month backlog was $5.1 million, compared to $6.5 million as of June 30, 2015, a decrease of approximately 22%.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 5, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the first quarter of fiscal 2016.

Date: Thursday, November 5, 2015
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth151105

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded. A replay of the call will be available approximately one hour after completion through November 19, 2015. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10074406.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA and adjusted net income (loss), all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP"), see the tables provided in this press release.

A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

We calculate adjusted net income (loss) by excluding the change in the fair value of the warrants issued in connection with our private placement in June 2012 from net income (loss). We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, we calculate adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with our private placement in June 2012.

The fair value of the warrants issued in connection with our private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of our common stock for the period being reported and is not impacted by our actual operations during such period. We believe that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze our underlying business operations and understand our performance.

The discussions of our results as presented in this release also includes the use of the non-GAAP term "gross margin." We calculate gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables follow)

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (unaudited)
                                               September 30,     June 30,
                    Assets                          2015           2015
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   2,350,025  $   1,643,920
  Trade accounts receivable, net of allowance
   of $4,526 and $6,282                            2,894,902      3,048,754
  Inventories, net                                 3,284,892      3,181,377
  Other receivables                                  155,331        253,880
  Prepaid expenses and other assets                  211,734        244,075
                                               -------------  -------------
    Total current assets                           8,896,884      8,372,006

  Property and equipment, net                      4,292,340      4,275,552
  Other assets                                        66,964         66,964
                                               -------------  -------------
      Total assets                             $  13,256,188  $  12,714,522
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,312,175  $   1,551,885
  Accrued liabilities                                 86,175         84,039
  Accrued payroll and benefits                     1,099,172        842,506
  Loan payable, current portion                            -         51,585
  Capital lease obligation, current portion          166,454        166,454
                                               -------------  -------------
    Total current liabilities                      2,663,976      2,696,469

Capital lease obligation, less current portion       280,796        310,260
Deferred rent                                        547,730        512,679
Warrant liability                                    827,356      1,195,470
                                               -------------  -------------
    Total liabilities                              4,319,858      4,714,878
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                  -              -
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   15,239,775 and 15,235,073 shares issued and
   outstanding, respectively                         152,398        152,351
  Additional paid-in capital                     213,304,541    213,222,950
  Accumulated other comprehensive income              62,755         50,680
  Accumulated deficit                           (204,583,364)  (205,426,337)
                                               -------------  -------------
    Total stockholders' equity                     8,936,330      7,999,644
                                               -------------  -------------
    Total liabilities and stockholders' equity $  13,256,188  $  12,714,522
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Statements of Comprehensive Income (Loss)
                                 Unaudited

                                                    Three months ended
                                                       September 30,
                                                    2015           2014
                                               -------------  -------------
Product sales, net                             $   4,190,330  $   2,603,309
Cost of sales                                      1,938,762      1,625,675
                                               -------------  -------------
      Gross margin                                 2,251,568        977,634
Operating expenses:
  Selling, general and administrative              1,440,648      1,144,235
  New product development                            148,346        343,712
  Loss on disposal of property and equipment               -            218
                                               -------------  -------------
      Total costs and expenses                     1,588,994      1,488,165
                                               -------------  -------------
      Operating income (loss)                        662,574       (510,531)
Other income (expense):
  Interest expense                                   (12,871)        (3,369)
  Interest expense - debt costs                            -        (12,645)
  Change in fair value of warrant liability          368,114        (53,958)
  Other expense, net                                (174,844)         1,453
                                               -------------  -------------
  Total other income (expense), net                  180,399        (68,519)
                                               -------------  -------------
    Net income (loss)                          $     842,973  $    (579,050)
                                               =============  =============
Income (loss) per common share (basic)         $        0.06  $       (0.04)
                                               =============  =============
Number of shares used in per share calculation
 (basic)                                          15,239,366     14,312,061
                                               =============  =============
Income (loss) per common share (diluted)       $        0.05  $       (0.04)
                                               =============  =============
Number of shares used in per share calculation
 (diluted)                                        16,542,934     14,312,061
                                               =============  =============
Foreign currency translation adjustment               12,075           (468)
                                               -------------  -------------
    Comprehensive income (loss)                $     855,048  $    (579,518)
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                 Unaudited

                                                    Three Months Ended
                                                       September 30,
                                               ----------------------------
                                                    2015           2014
                                               -------------  -------------
Cash flows from operating activities
Net income (loss)                              $     842,973  $    (579,050)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
    Depreciation and amortization                    181,202        129,323
    Interest from amortization of debt costs               -         12,645
    Loss on disposal of property and equipment             -            218
    Stock based compensation                          73,410         63,263
    Provision for doubtful accounts receivable          (289)          (136)
    Change in fair value of warrant liability       (368,114)        53,958
    Deferred rent                                     35,051        (55,968)
Changes in operating assets and liabilities:
  Trade accounts receivables                         154,141        429,964
  Other receivables                                   98,549          4,722
  Inventories                                       (103,515)      (191,382)
  Prepaid expenses and other assets                   32,341        (98,737)
  Accounts payable and accrued liabilities            19,092        130,796
                                               -------------  -------------
      Net cash provided by (used in) operating
       activities                                    964,841       (100,384)
Cash flows from investing activities
  Purchase of property and equipment                (197,990)      (303,442)
                                               -------------  -------------
Cash flows from financing activities
  Proceeds from sale of common stock from
   employee stock purchase plan                        8,228          4,902
  Net payments on loan payable                       (51,585)        (9,163)
  Payments on capital lease obligations              (29,464)        (1,848)
                                               -------------  -------------
      Net cash used in financing activities          (72,821)        (6,109)
Effect of exchange rate on cash and cash
 equivalents                                          12,075           (468)
                                               -------------  -------------
Change in cash and cash equivalents                  706,105       (410,403)
Cash and cash equivalents, beginning of period     1,643,920      1,197,080
                                               -------------  -------------
Cash and cash equivalents, end of period       $   2,350,025  $     786,677
                                               =============  =============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $      12,870  $       3,369
  Income taxes paid                                    2,056          1,036

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                    Three months ended September 30, 2015
                                  Unaudited

                                        Class A              Additional
                                     Common Stock              Paid-in
                                        Shares      Amount     Capital
                                     ------------ --------- ------------
Balances at June 30, 2015              15,235,073 $ 152,351 $213,222,950
Issuance of common stock for:
  Employee Stock Purchase Plan              4,702        47        8,181
  Stock based compensation on stock
   options & RSU                                -         -       73,410
Foreign currency translation
 adjustment                                     -         -            -
Net income                                      -         -            -
                                     ------------ --------- ------------
Balances at September 30, 2015         15,239,775 $ 152,398 $213,304,541
                                     ============ ========= ============

                                      Foreign
                                      Currency                     Total
                                    Translation  Accumulated   Stockholders'
                                     Adjustment    Deficit         Equity
                                    ----------- -------------  -------------
Balances at June 30, 2015           $    50,680 $(205,426,337) $   7,999,644
Issuance of common stock for:
  Employee Stock Purchase Plan                -             -          8,228
  Stock based compensation on stock
   options & RSU                              -             -         73,410
Foreign currency translation
 adjustment                              12,075             -         12,075
Net income                                    -       842,973        842,973
                                    ----------- -------------  -------------
Balances at September 30, 2015      $    62,755 $(204,583,364) $   8,936,330
                                    =========== =============  =============

To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

                        LIGHTPATH TECHNOLOGIES, INC.
 Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

                                                     Three months ended:
                                                   Sept. 30,     Sept. 30,
                                                     2015          2014
                                                 ------------  ------------

Net income (loss)                                $    842,973  $   (579,050)
Change in fair value of warrant liability            (368,114)       53,958
                                                 ------------  ------------
    Adjusted net income (loss)                   $    474,859  $   (525,092)
                                                 ============  ============

                                                     Three months ended:
                                                   Sept. 30,     Sept. 30,
                                                     2015          2014
                                                 ------------  ------------
Net income (loss)                                $    842,973  $   (579,050)
Depreciation and amortization                         181,202       129,323
Interest expense                                       12,870        16,014
                                                 ------------  ------------
    EBITDA                                       $  1,037,045  $   (433,713)
Change in fair value of warrant liability            (368,114)       53,958
                                                 ------------  ------------
    Adjusted EBITDA                              $    668,931  $   (379,755)
                                                 ============  ============

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-766-4528
jdarrow@darrowir.com
Web: www.darrowir.com